PA140 (MAV/roll-up ADVISOR/PREF 5/02)
ALLSTATE LIFE INSURANCE COMPANY
(herein called "we" or "us")
Retirement Income Guarantee Rider 2
This rider was issued because you selected the Retirement Income Guarantee Rider
2. This rider modifies the benefit provided by your Contract, to the extent described below, and the charge for this rider is in addition to charges defined in your Contract.
As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.
For purposes of this rider, "Rider Date" is the date this rider was made a part of your Certificate: xx/xx/xxxx
The Rider Fee percentage for this rider is .75%
The following is added to your Contract.
I. Guaranteed Retirement Income Benefit
The amount of the Guaranteed Retirement Income Benefit is determined by applying the Income Base as of the Payout Start Date, less any applicable taxes, to the Income Payment Table shown in your Contract for the Income Plan selected by the Owner. The Income Plan selected must satisfy all the conditions described in Section II below.
On the Payout Start Date, income payments for the Income Plan selected will be determined as of the Payout Start Date and will be deemed to be the greater of the Guaranteed Retirement Income Benefit or the income payment determined under the Fixed Amount Income Payments provision of your Contract.
II. Qualifications
In the Payout Phase, you are entitled to receive income payments as determined under Section I above, only if all of the following conditions are satisfied:
o You select a Payout Start Date that is on or after the 10th anniversary of the Rider Date;
o You select a Payout Start Date that occurs during the 30-day period following a Contract anniversary;
o The oldest Annuitant is age 99 or younger as of the Payout Start Date;
o You select an Income Plan that provides for Fixed Amount Income Payments only; and
o You only select an Income Plan that provides for either a single or joint life income with a Guaranteed Payment Period of at least:
o 120 months, if the youngest Annuitant's age is 80 or ess as of the Payout Start Date, or
o 60 months, if the youngest Annuitant's age is greater than 80 as of the Payout Start Date.
III. Income Base
The Income Base will be the greater of Income Base A or Income Base B, described below.
The Income Base is used solely for the purpose of calculating the amount of the Guaranteed Retirement Income Benefit and the Rider Fee. It does not provide a Contract Value or guarantee performance of any investment option.
Income Base A
o On the Rider Date, Income Base A is equal to the Contract Value.
o After the Rider Date, Income Base A will accumulate interest daily at a rate equivalent to 5% per year and is recalculated each time a purchase payment or withdrawal is made as follows:
o for purchase payments, Income Base A is equal to the most recently calculated Income Base plus the purchase payment.
o for withdrawals, Income Base A is equal to the most recently calculated Income Base A reduced by a withdrawal adjustment, as defined below.
o The accumulation will continue until the first Contract anniversary following the 85th birthday of either the oldest Owner or the oldest Annuitant, whichever is earlier. After the first Contract anniversary following 85th birthday of either the oldest Owner or the oldest Annuitant, whichever is earlier, Income Base A will be recalculated only for purchase payments and withdrawals.
Income Base A will not exceed the amount equal to:
o 200% of the Contract Value as of the Rider Date; plus
o 200% of any purchase payments made after the Rider Date (excluding purchase payments made in the twelve-month period immediately prior to the Payout Start Date); minus
o withdrawal adjustments for any withdrawals made after the Rider Date.
Withdrawal Adjustment for Income Base A
A. Prior to the first Contract anniversary following the 85th birthday of either the oldest Owner or the oldest Annuitant, whichever is earlier:
o For the portion of withdrawals in a Contract Year that do not cumulatively exceed 5% of Income Base A, calculated as of the Contract anniversary immediately prior to the withdrawal, the withdrawal adjustment for each such withdrawal (or portion thereof) is equal to (i) multiplied by (ii), where
(i) is the withdrawal amount (or portion thereof)
(ii) is a discount factor calculated using an annual interest rate of 5% and is defined as the quantity (1.05)-K.
o K is the portion of the Contract Year remaining between the date of the withdrawal and the Contract anniversary immediately following the withdrawal.
The discount factor has the effect of treating the withdrawal as having occurred at the end of the Contract Year, solely for purposes of calculating the Income Base A.
For the portion of withdrawals in a Contract Year that cumulatively exceed 5% of Income Base A, calculated as of the Contract anniversary immediately prior to the withdrawal, the withdrawal adjustment for each such withdrawal (or portion thereof) is equal to (a) divided by (b) with the result multiplied by (c), where
(a) is the withdrawal amount (or portion thereof).
(b) is the Contract Value immediately prior to the withdrawal.
(c) is Income Base A immediately prior to the withdrawal.
Each of these withdrawal adjustments will be made as of the date of the withdrawal.
B. On or after the first Contract anniversary following the 85th birthday of either the oldest Owner or the Annuitant, all withdrawal adjustments are equal to (a) divided by (b) and the result multiplied by (c), where (a), (b), and (c) are defined as above. All such withdrawal adjustments will be made as of the date of the withdrawal.
Income Base B
On the Rider Date, Income Base B is equal to the Contract Value. After the Rider Date, Income Base B is recalculated each time a purchase payment or withdrawal is made, and is also recalculated on each Contract anniversary as follows:
o For purchase payments, Income Base B is equal to the most recently calculated Income Base B plus the purchase payment.
o For withdrawals, Income Base B is equal to the most recently calculated Income Base B, reduced by a withdrawal adjustment, as defined below.
o On each Contract anniversary, Income Base B is equal to the greater of the Contract Value or the most recently calculated Income Base B.
If no withdrawals or purchase payments are made after the Rider Date, Income Base B will be the highest of all the Contract Values on the following dates: the Rider Date and each Contract anniversary after the Rider Date but before the Payout Start Date.
Income Base B will be recalculated for purchase payments, withdrawals, and on Contract anniversaries until the first Contract anniversary following the 85th birthday of either the oldest Owner or the Annuitant, whichever is earlier. After the first Contract anniversary following the 85th birthday of either the oldest Owner or oldest Annuitant, whichever is earlier, Income Base B will be recalculated only for purchase payments and withdrawals.
If this rider is added as part of a rider exchange program that we may offer from time to time (the offering of such programs as well as their terms and conditions will be determined in our sole discretion but will be applied in a non-discriminatory manner), the following provisions apply:
o On the Rider Date, Income Base B will be equal to the greatest of:
1. Contract Value on the Rider Date; or
2. If applicable under the terms of the exchange program that we may be offering, the value (as of the date of the exchange) of Income Base B of the Retirement Income Guarantee Rider 2 being terminated under the exchange program; or
3. If applicable under the terms of the exchange program that we may be offering, the value (as of the date of the exchange) of such other Income Base we may specify of a Retirement Income Guarantee Rider being terminated under the exchange program.
o After the Rider Date, Income Base B is recalculated as described above.
Withdrawal Adjustment for Income Base B
A withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:
(a) is the withdrawal amount.
(b) is the Contract Value immediately prior to the withdrawal.
(c) is the most recently calculated Income Base B.
IV. Rider Fee
Beginning with the first Contract anniversary after the Rider Date, an annual Rider Fee will be deducted on a pro-rata basis from each of the Sub-accounts of the Variable Account in the proportion that your value in each bears to your total value in all Sub-accounts of the Variable Account. Rider Fees will decrease the number of Accumulation Units in each Sub-account. The Rider Fee percentage for this rider is shown on page 1 of this rider. Once this rider is issued, the Rider Fee percentage will not change.
The Rider Fee is calculated as follows:
o For the first Contract anniversary following the Rider Date, the Rider Fee is equal to the number of full remaining months from the Rider Date to the Contract anniversary, divided by twelve, multiplied by the Rider Fee percentage, with the result multiplied by the Income Base calculated as of such Contract anniversary.
o For subsequent Contract anniversaries, the Rider Fee is equal to the Rider Fee percentage multiplied by the Income Base as of that Contract anniversary.
In the case of a full withdrawal of the Contract Value on any date other than a Contract anniversary, we will deduct a Rider Fee from the amount paid upon withdrawal. The Rider Fee will be pro-rated to cover the period from the last Contract anniversary to the date of withdrawal. The pro-rated Rider Fee will be equal to the number of full months from the Contract anniversary to the date of withdrawal, divided by twelve, multiplied by the Rider Fee percentage, with the result multiplied by the Income Base immediately prior to withdrawal.
V. Death of Owner or Annuitant
Upon the death of the Owner or the Annuitant, one of the following three provisions will apply, depending upon which Option is elected under the Death of Owner or the Death of Annuitant provisions of the Contract:
1. If the Contract is continued under Option D of the Death of Owner provision of the Contract, then:
This rider will continue and the Income Base will continue to be calculated according to Section III above.
2. If the Contract is continued under Option D of the Death of Annuitant provision of the Contract, then:
This rider will continue and the Income Base will continue to be calculated according to Section III above.
3. If the Contract is not continued under either 1. or 2. above, then:
This rider will terminate and the corresponding Rider Fee will cease on the date we determine the Death Proceeds.
Except as provided above, all other terms and conditions of the Death of Owner and Death of Annuitant provisions of your Contract continue to apply.
VI. Termination of this Rider
This Retirement Income Guarantee Rider 2 will terminate and the corresponding Rider Fee for this rider will cease on the earliest to occur of:
o On the date this rider is terminated under Section.V.3., above; or
o On the date the Contract is terminated; or
o If you elect to exchange this rider for a new rider under an exchange programs we may offer from time to time. (The offering of such programs as well as their terms and conditions will be determined in our sole discretion); or
o On the Payout Start Date.
Otherwise, this rider may not be terminated.
VII. Investment Limitations for this Rider
We reserve the right to impose limitations on the Investment Alternatives in which you may invest. These limitations may include, but are not limited to, maximum investment limits on certain Variable Sub-accounts or on certain Fixed Account Options, exclusion of certain Variable Sub-accounts or of certain Fixed Account Options, required minimum allocations to certain Variable Sub-Accounts, and/or the required use of automatic portfolio rebalancing. A current explanation and list of investment limitations is set forth in the prospectus that pertains to your Contract.
Except as amended in this rider the Contract remains unchanged.

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Secretary Chairman and Chief Executive Officer